Exhibit 10.29
AMENDMENT TO RESTRICTED STOCK UNIT AGREEMENTS
     Pursuant to the MetLife, Inc. 2005 Stock and Incentive Compensation Plan (the “Plan”), MetLife, Inc. hereby amends each of your Restricted Stock Unit Agreements (the “Agreements”) as of December 31, 2007, as follows (this “Amendment”):
     1. Section 2(a) of each Agreement is restated in its entirety as follows:
     (a) Long-Term Disability. In the event you qualify for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees, each of your Units will be due and payable in the form of Shares. Once this provision applies, no other change of status described in this Section 2 (except the provision regarding termination for Cause) will affect your Units, even if you subsequently return to active service or your employment with the Company or an Affiliate terminates other than for Cause.
     2. Section 2(f) of each Agreement is restated in its entirety as follows:
     (f) Other Termination of Employment. Unless the Committee determines otherwise, if no other provision in this Section 2 regarding change of status applies, including, for example, your voluntary termination of employment, your termination without Retirement or Bridge Eligibility, or the termination of your employment by the Company or an Affiliate without Cause, your Units will be forfeited immediately unless you are offered a separation agreement by the Company or an Affiliate under a severance program. To the extent your separation agreement becomes final, your Prorated Units will be due and payable to you. The number of your “Prorated Units” will be determined by dividing the number of calendar months, beginning with the month of the Grant Date, that have ended as of the end of the month of the termination of your employment by thirty-six (36), multiplying the result by the number of your Units, and rounding to the nearest whole number; provided, however, that if the date of the termination of your employment is prior to the first anniversary of the Grant Date , then the number of your Prorated Units shall be zero (0). Payment for each of your Units will be made in cash at a value equal to the Closing Price on the Grant Date, and shall be rounded to the nearest one-hundred dollars ($100.00). If your separation agreement does not become final, your Units will be forfeited.
     3. Section 3 of each Agreement is restated in its entirety as follows:
     3. Change of Control.
     (a) Except as provided in Section 3(b), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Units will be due and payable in the form of cash equal to the number of your Units multiplied by the Change of Control Price.
     (b) The terms of Section 3(a) will not apply to your Units if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Units pursuant to Section 15.2 of the Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A, to the extent such Code section is applicable to your Units.
     4. Section 8 of each Agreement is restated in its entirety as follows:

     8. Timing of Payment.
     (a) To the extent applicable, this Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly. If Shares are to be paid to you, you will receive evidence of ownership of those Shares.
     (b) If payment is due and payable under Section 2(a), it will be made upon your qualification for long-term disability benefits under a plan or arrangement offered by the Company or an Affiliate for its Employees.
     (c) If payment is due and payable under Section 2(b), it will be made upon your death.
     (d) If payment is due and payable under Section 2(f), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).
     (e) If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of the Change of Control. If payment is due and payable under Section 3(a), and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(e).
     (f) If payment is due and payable under the Standard Settlement Terms and you have chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made at the time determined under that plan. If payment is due and payable under the Standard Settlement Terms and you have not chosen to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate, payment will be made within thirty (30) days after the Period of Restriction for your Units expires.

     5. Any capitalized word used in this Amendment is defined in the Plan or each Agreement. This Amendment will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. This Amendment, the Agreements, and the Plan represent the entire agreements between you and the Company, and you and all Affiliates, regarding your Units and no other promises, terms, or agreements of any kind regarding your Units apply. In the event any provision of this Amendment is held illegal or invalid, the rest of the Amendment will remain enforceable. In no event will this amendment be construed in a manner that would cause you to incur a penalty under Code Section 409A.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment.
     METLIFE, INC.

By:	Gwenn L. Carr
Name
Senior Vice President
Title

/s/ Gwenn L. Carr
Signature

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